Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Tom Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings and welcome to the Park City Group's Fiscal Third Quarter 2022 Earnings Conference Call.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis, of FNK IR. Thank you, Mr. Stanlis. You may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone.

Thank you for joining us today for Park City Group's Fiscal Third Quarter earnings call. Hosting the call today are Randy Fields, Park City Group's Chairman and CEO; and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that the call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations. Park City Group Management are subject to risks and uncertainties which could cause actual results to differ from those forward-looking statements. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

Our transition to a SaaS company is complete, 100% of our revenue is recurring. Our strategy is very simple: grow recurring revenue, control costs through a combination of increased productivity and cost management, increase net income, accelerate EPS, buy back shares and drive cash.

Recurring revenue grew 7% year-over-year and 8% year-to-date. We ended the quarter with an exit rate of recurring revenue of $18.6 million. What does that mean? That means signed contracts in hand at March 31, 2022, that are billing monthly, multiplied times 12, will generate $18.6 million of recurring revenue in the subsequent 12 months, if we just stand still. Again, our revenue is 100% recurring today.

To put that in perspective, last year, recurring revenue was 71%. This also included over $4 million in onetime revenue like MarketPlace and recurring revenue products and services that had little upside or very low margin. We've eliminated all this noncore nonrecurring revenue.

By controlling costs and increasing productivity, we have reduced our overall annual cash spend to under $12 million. What do I mean by productivity? We have eliminated using outside third-party vendors for CRM, employee expense reporting and document compiling for both Sarbanes-Oxley and SOC compliance. We are a software company. Instead of utilizing third-party software to facilitate these tasks, we built it internally. We have the development team to do things better, cheaper and more efficiently, tailored for our specific needs. This efficiency is reflected in the financial results.

Increasing net income is a derivative of growing recurring revenue, managing expenses and productivity, and it shows in the quarterly results. Gross margin increased from 56% in Q3 2021 to 83% in Q3 2022. Income from operations increased from $720,000 to $1.18 million, up 64%. Net income grew 41% to $1.09 million, and EPS grew 55% to $0.05 a share.

I believe it is critically important that shareholders understand our strategy through the eyes of Management. Not only is it producing better results, but has and will provide better clarity and transparency to model our future. What do I mean by this? If you take our annual recurring revenue exit rate, call it, $19 million, and add a certain growth rate, 10% to 20%, it is pretty easy to determine our likely revenue in the next 12 months since we are 100% recurring revenue with very little customer churn. This doesn't consider any future opportunities, including traceability or other initiatives.

On the expense side, most of you have heard me say, it takes $12 million in cash to run this place. That number is now closer to $11 million. Yes, we have depreciation, amortization, bad debt expense and other noncash accounting cost. However, it is simple math to determine what our income from operation and cash generation might be.

As we have said before, going forward, on each incremental recurring revenue dollar, $0.80 to $0.85 will fall to the bottom line. You can already start to see this materialize with an 83% gross margin in the quarter. In addition, we generated $4 million cash from operations in the first nine months of the fiscal year. In other words, our systemic profitability continues to grow substantially faster than revenue. The earnings power of the Company is now clear and easy to model. It is also significant.

Turning to the quarterly numbers. Fiscal Year 2022 third quarter revenue was $4.6 million, down 24% from $6 million in the same quarter last year. The decrease was due to the planned annual reduction and $4.2 million in onetime revenue like MarketPlace and other recurring revenue products and services that had little upside or very low margin. This freed up resources to prepare for one of the largest opportunities in Park City Group's history, meeting the FDA's food traceability standards. Recurring revenue as a percentage of total revenue was 99.9% for the quarter or $4.56 million. This is a 7.3% increase over the same period in Fiscal 2021.

Total operating expenses decreased 36% from $5.3 million in Q3 2021 to $3.4 million in Q3 2022. The decrease is due to lower MarketPlace costs associated with lower MarketPlace revenue and continued expense discipline. Sales and marketing expenses increased from $1.16 million in Q3 2021 to $1.23 million in Q3 2022. This increase was the result of higher sales travel and trade shows as COVID travel restrictions abate partially offset by cost reductions. G&A costs were down 6% to $1.2 million.

For the third quarter of Fiscal 2022, GAAP net income was $1.1 million or 24% of revenue versus $773,000 or 12.8% of revenue. For the third quarter in a row, we have essentially doubled our net margin.

Net income to common shareholders was $941,000 or $0.05 per common share based on 19.4 million weighted average shares versus $627,000 or $0.03 per common share based on 19.9 million weighted average shares. You'll note, we have reduced our capitalization significantly through the repurchase and retirement of shares, which I will touch on more in a minute.

Turning to the nine-month numbers. Fiscal Year 2022 year-to-date revenue was $13.5 million, down 18% from $16.4 million in the same period last year for the reasons I've already discussed. Recurring revenue as a percentage of total revenue was 98.4% for the nine months or $13.3 million. This is an 8.1% increase over the same period of Fiscal 2021.

Total operating expenses decreased 31% from $14.7 million for the first nine months to $10.2 million. Sales and marketing expenses decreased from $3.64 million in 2021 to $3.57 million in Fiscal 2022. G&A costs were down 2% at $3.5 million.

Income from operations was up 90% to $3.3 million. Year-to-date, GAAP net income was $2.9 million or 22% of revenue versus $3 million, inclusive of a $1.1 million gain on the forgiveness of our PPP loan. Excluding this, year-to-date net income last year was $1.9 million or 12% of revenue.

Net income to common shareholders was $2.5 million or $0.13 per common share versus $2.5 million or $0.13 per common share in Fiscal 2021. Again, the prior year period includes the impact of the $1.1 million PPP gain on loan forgiveness.

Turning now to cash flow and cash balances. Year-to-date, we generated cash from operations of $4 million compared to $3.4 million last year. Total cash at March 31, 2022 was $21.3 million compared to $24.1 million at the end of Fiscal year 2021. We continue to repurchase our shares with a combination of cash and our line of credit. The Company now carries approximately $3.4 million on its revolving line of credit.

In the third quarter, the Company repurchased 538,376 shares at an average price of $6.95 per share for a total of $3.7 million. To date, the Company has repurchased 1.52 million shares at an average price of $6.09 a share for a total of $9.26 million. The Board has authorized an additional $9 million repurchase. Now the Company has approximately $11.7 million remaining on the $23 million total buyback authorization since inception.

We are a SaaS Company, 100% recurring revenue, 80% gross margins, a fortress balance sheet, including $21.3 million in cash and growing, little debt and reducing our capitalization. I'm very proud of what we accomplished thus far, more to come.

Thanks, everyone, for your time today. At this point, I will turn the call over to Randy. Randy?

Randy Fields

Thanks, John.

As John noted, our recurring revenue is growing nicely, our net income is growing faster, and our earnings per share is growing faster yet. That has and will be the plan. Proof is in the pudding, literally. Pretty simple, we think.

How are we going to continue to do this? Well, we're expanding our relationships with our customers as part of our continued land-and-expand strategy. In fact, our largest customers are growing quite rapidly by adding SKUs, store counts, suppliers and in addition, taking on more of our value-add modules, including our out-of-stock solution. When your biggest customers add more, it really attests to the success of our products, but equally, we think, it's to the customer service we provide.

Looking forward, we're currently seeing a nice pickup in our revenue run rate in the current quarter, and that's going to set us up for a strong close to this fiscal year. As a SaaS company, we, therefore, have a pretty good line of sight to Fiscal 2023, and it looks really excellent from a revenue, profit, cash and EPS perspective. The growth we are seeing is actually across the board. All of our product lines are growing.

As John mentioned, after the June quarter, the comps will change without nonrecurring revenue in the mix. We will finally have optics to match our recurring revenue performance. Again, our bottom line will grow faster, and our EPS will grow faster yet if we continue to reduce the shares outstanding.

John mentioned that our costs are also in excellent shape. Why is that? Please note that our business is extremely efficient. Our results now provide much more transparency and clarity than ever before to that fact. Our internal productivity has and will continue to be a critical focus for us as we grow. What does that mean? It means internal automation, relentless process improvement in order to keep improving the customer experience. As we say internally, people should take care of people, machines should take care of stuff. This yields us lower cost, great customer retention and increasing expansion of customer accounts, and all of that shows in our numbers.

Furthermore, we continue to generate revenue per employee metric that far exceeds industry peer averages per 64 employees. In fact, we're nearly double the industry average for companies of our size. I'm proud of what we've accomplished so far, but we have much more to deliver.

Today, we're essentially 100% SaaS. We believe we will continue to scale revenue significantly with very little added costs, even considering the traceability initiative on the horizon. Our numbers are proving that the strategy works: operating margins of 83% and net margins of 21%, and we're continuing to expand profitability significantly. This profitability results in bolstering our cash generation and, therefore, enabling us to aggressively buy back and retire shares.

How do we continue to drive more productivity, you might ask? The fact is that nearly half of our annual development effort is directed toward our own internal IT projects. What does that mean? We have developed unique and proprietary tools that we use to enable us to keep our people focused on our customers rather than administrivia.

We also use what we sell and sell what we use. A couple of examples. We've replaced third-party CRM software with our own internally developed OneView platform, as we call it. We have automated employee expense reporting, used our own internally developed document retention platform for regulatory reporting for both SOC and SOX compliance as examples. These are tools that not only help us become more efficient, but continue to be more profitable, the tools we can and do sell to our customers. In a sense, we are our own test lab for changing how people can and should work in the current environment.

Going forward, what will the strategy be for the Company? First, continue to take great care of our customers. That's a primary with us. When our customers are successful, we deeply believe that they will buy more. Second, grow recurring revenue at a pace consistent with that customer-centric mantra, 10% to 20% per year. As I mentioned, our top line is accelerating heading into the end of this fiscal year and into next. We will end the fiscal year next month on a strong note. Third, drive our productivity so that 80% to 90% of that incremental revenue becomes real GAAP earnings, think expense control and productivity enhancements. Finally, we'll continue to shrink the number of shares outstanding and return capital to the shareholders. The hopeful result: rapidly growing EPS.

It's worth noting incidentally that our recurring revenue represents more than 150% of our cash operating expenses. This means we're systematically profitable. If we sell nothing new and just maintain our recurring base, we will continue to be profitable. In the world we see evolving, we believe companies with growing EPS and robust balance sheets will be rewarded. We certainly hope we'll be considered by investors in that kind of a light.

In short, our focus is: one, grow recurring revenue; two, more rapidly grow net income; three, even more rapidly grow earnings per share through share buybacks. It's important to note that we're achieving this expanding profitability all the while that we're investing in our traceability offering.

As we've stated, traceability is not yet contributing to our top line as the industry continues to wait for the formal FDA rules in November. The FDA has been clear that this mandate is coming. There was a lawsuit that required the FDA, in fact, to put track and trace mandates in place by November of this year.

But perhaps even more importantly, the industry now wants it. Track and trace will alleviate a significant vulnerability for retailers and give them more control over their supply chain. It's going to happen sooner or later, and Park City Group is the obvious partner to address it. We already do track and trace at scale affordably, and we're already connected to many, many thousands of suppliers.

Traceability requires massive micro execution, the ability to process literally billions of transactions a year and do it accurately, quickly, electronically and in a fully automated fashion. We do that now, and we do it extremely well. We have more than a decade of addressing compliance and supply chain challenges. In our view, traceability is basically a marriage of those two.

Once this becomes a reality for the industry, and it will, we believe, the FDA mandates will effectively do much of the marketing for us. Our business model for traceability is incredibly simple: make it extremely low cost and exceptionally easy to adopt. We already have the systems in place, so major development is not needed. More headcount is not needed. More overhead cost is not needed.

Any new would-be competitors can't match our existing advantages, including a proven, already scaled solution in an already connected vast network of suppliers and retailers, and also the deep, deep, long-term relationships that we have with these suppliers and retailers. They trust us. We've earned it. In fact, they're actually working with us hand in glove to move the traceability solution along.

To put this in context, we've identified more or less 6,000 customer suppliers with whom we already have a connection whose products may be initially affected by this so-called Rule 204. Even at a modest monthly subscription rate, this opportunity would be a substantial add-on to our current nearly $20 million of SaaS revenue and adding minimal additional cost. Over the years, we fully expect that the FDA mandated list will grow, expanding our opportunity, in fact, even more.

As we position Park City to be the obvious track and trace solution partner, we're continuing to add modules to our existing applications, which, in turn, expands our total addressable market. Revenue from traceability is still out in the second half of 2022 Fiscal Year, and we bake none of it into our internal forecast. We will, however, be thoroughly prepared.

As we move these initiatives forward, we do so from a position of strength. We're maintaining a fortress balance sheet that gives our customers significant comfort. Our current ratio is about 4:1. We're structurally profitable, growing recurring revenue that significantly exceed our cash operating expenses. We're continuing to invest in our internal technology and systems to better serve our customers. Obviously, the implication of this continued investment is that our customer service will get even better and costs over the next few years will grow much slower than revenue. All of this revenue growth, productivity growth and shrinking our shares outstanding will help us achieve our goal of growing GAAP earnings per share at a rapid rate. We are optimistic that the acceleration we're seeing in our revenue right now will carry us into a strong finish for the year in a very exciting 2023.

With that, I'd now like to open the call for questions. Operator?

Operator

Thank you. The first question is coming from Tom Forte of D.A. Davidson. Please go ahead.

Tom Forte

Great. Randy and John, congrats on the quarter. I have only, Randy, five questions. I'll go one at a time. John, you did a great job of discussing how you're managing cost at the Company level. The question I had for you was, how are you managing labor? Right now, it seems like there's a very tight labor market for tech talent. How are you managing labor?

Randy Fields

Well, two or three—how do we both do it?

John Merrill

You go ahead.

Randy Fields

Okay. Thank you. Thank you. Alphonse and Gaston (phon). Okay. There's a number of things about us that make working here attractive. We are geographically free, meaning you can work from home. Most all of our employees do that. We've done that for 15 years. We're used to a remote culture. We pay very competitively. All of our employees participate in a stock purchase plan.

At the end of the day, I think we find ourselves not struggling to get people. Although it's always a struggle to find great people and make sure that they stay with you. Our tenure with our staff is actually really, really long. I'm not sure all the things we're doing right, but I think, on balance, we are doing it right. John?

John Merrill

Yes. Park City Group, it's not a job, it's a lifestyle. For us, we're not landlocked—we have developers in India, Slovakia. Our salespeople are across the country where our customers are. We have very few folks that come into the office in Murray. We have great work-life balance with our CSMs and sales folks. We've reduced our office size to go hand in glove with the Company's mantra now of remote work. I don't see it as being challenging to keep talent or attract talent. And again, as Randy pointed out, many of our talent tenure is between seven to 10 years, some over 10 years.

Tom Forte

Great. Then Randy, I know you've talked about the impact to your core customer, a food retailer, with COVID and work disruptions as far as the employees getting sick, things of that nature. I was wondering if you could answer the same question on the Great Resignation. How is the Great Resignation impacting your core customer food retailers? Is it having any indirect impact on your business?

Randy Fields

Well, for us, the obstacle to moving forward with new products, if you will, with new services with our existing customers is getting and keeping their attention. To the extent that inside their business they are focused on, in this case, keeping labor in the stores, taking care of their customers, it's sometimes hard to get their attention. The attention span that we need to sell, implement and manage a relationship requires that there be somebody on the other side to work with.

Over the last year, it's certainly fair to say that it's been more difficult than historically. It's still not as easy as we would like it or it could be, but we think over the next several months that supply chain issues in the supermarket will get a little bit better. We suspect that as the economy cools, and we're anticipating that, if the economy cools, perhaps slips into a recession, the labor participation rate will go back up. It will be easier for our customers to hire people, keep their stores stocked, et cetera. We would envision, in the next six months, it will get easier rather than harder.

Tom Forte

Great. The next one hopefully is an easy one. With consumers trading down, are you at all impacted by the mix of sales that are private label for your food retail customers?

Randy Fields

Well, it's an ongoing battle and the tragedy of inflation that affects everyone is that you save money where you can. People are definitely—we see a trading out of brand name CPG products, where there is a good substitute as a private label alternative, we're definitely seeing that.

That impacts our customers, although in a way that isn't perhaps obvious. There's typically more margin for a retailer in a private label product than the comparable CPG brand name product. It slightly impacts the revenue side, meaning those products often sell for a little bit less on a unit basis, the private label products. But there's better margin. In between all of that, it's working in the long run to the advantage of the supermarkets.

Maybe the most important thing that's going to happen in the next year is that I suspect we've seen peak onlineness shifting to Amazon. That's likely to help our customers, physical retailers, as people realize that they're better off going into the stores, finding their bargains on their own and not having to deal with the substitution mess from delivery services. We're seeing an uptick in in-person shopping and the ability to substitute more readily than otherwise would be the case.

Tom Forte

All right. You actually answered question number four in you answer on that one. All right. My last question then, Randy, can you give an updated M&A strategy? What are your current thoughts on your M&A strategy?

Randy Fields

Remains the same. We think that in a business like ours, you have to have a forward view. Our forward view is that there's definitely difficult times ahead for start-ups. There's definitely difficult times ahead for companies that assume that the only thing that mattered was top line growth and didn't have business models that lead to profitability and cash flow.

We suspect and we're preparing ourselves for opportunities that could present themselves at some future date. There's nothing we're actively looking at, at the moment, but we've got a balance sheet and banking relationships such that if the right opportunity or two were to present themselves, we could both move quickly and effectively to take advantage of those. I hope that wasn't too ambiguous.

Tom Forte

No.

Operator

At this time, I'd like to turn the floor back over to Mr. Fields for any additional or closing comments.

Randy Fields

No, we don't have anything. We feel really good about where we are. I think, mercifully, we're noticing that the environment is becoming more favorable to us and to our customers. We're hopeful that everything is we would want over the course of the next year. But we appreciate everybody taking their time to listen. Obviously, we'll answer any questions we can. Thanks, all.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today's event. You may disconnect your lines at this time, and enjoy the rest of your day.